Exhibit 10.45

October 6, 2008

Ira H. Raphaelson

Vice President, General Counsel & Secretary

Scientific Games Corporation

750 Lexington Avenue

New York, New York

Dear Ira:

This will confirm our understanding regarding certain amendments to the Employment and Severance Benefits Agreement, dated December 15, 2005 (effective as of February 1, 2006), between you and Scientific Games Corporation (the “Company”), as amended by the Letter Agreement, dated as of August 2, 2006, by and between you and the Company (as amended hereby, the “Agreement”).  Except as expressly set forth herein, the terms of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement (except as otherwise modified hereby).

Term.  The “Term” set forth in Section 1 of the Agreement shall be extended to February 1, 2012 (as may be extended in accordance with Section 1 of the Agreement and subject to earlier termination in accordance with the Agreement).

Base Salary.  Effective February 1, 2009, your “Base Salary” shall be six hundred nineteen thousand five hundred US dollars (US$619,500) per year, subject to increases thereof as may be determined from time to time in the sole discretion of the Compensation Committee of the Company.

Termination in connection with Change in Control. In the event your employment is terminated by the Company without Cause or by you for Good Reason herein and such termination occurs upon or within one year immediately following a “Change in Control” (as defined below), you shall be entitled to (without duplication):

(1)                                 the Accrued Obligations (as defined in Section 5(b) of the Agreement);

(2)                                 an amount equal to two times the sum of (a) your annual Base Salary and (b) an amount equal to the highest Annual Bonus paid to you in respect of the two most recent fiscal years of the Company but not more than your Target Bonus for the then-current fiscal year, payable in a lump sum in accordance with the provisions set forth under the caption “Timing of Certain Payments” below;

(3)                                 except to the extent otherwise provided at the time of grant under the terms of any equity award made to you, all stock options, deferred stock, restricted stock and other equity-based awards held by you at termination will become fully vested and non-forfeitable, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted;

(4)                                 no later than March 15 following the end of the fiscal year in which such termination occurs, in lieu of the Annual Bonus for the year in which such termination occurs, the pro rata portion of any Annual Bonus which would have been payable to you had you remained in employment with the Company during the entire year in which such termination occurred (such pro rata calculation to be determined by multiplying a fraction, the numerator of which is the number of whole months in such year prior to such termination and the denominator of which is 12, times the Annual Bonus which would have been payable to you had you remained employed with the Company);

(5)                                 if you elect to continue medical coverage under the Company’s group health plan in accordance with COBRA, the Company shall pay the monthly premiums for such coverage for a period of twelve (12) months.

Notwithstanding the foregoing, payments pursuant to this Section shall be reduced by the amount necessary, if any, to ensure that the aggregate compensation to be received by you in connection with such “Change in Control” does not constitute a “parachute payment,” as such term is defined in 26 U.S.C. § 280G.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (i) any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary or affiliate and any employee benefit plan sponsored or maintained by the Company or any subsidiary or affiliate (including any trustee of such plan acting as trustee) or any current shareholder of 20% or more of the outstanding common stock, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing at least 40% of the combined voting power of the Company’s then-outstanding securities; (ii) the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of SGC, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes hereof, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity; (iii) the stockholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition by the Company of all or substantially all of its assets (or any transaction having a similar effect), or the Company sells all or substantially all of the stock of the Company to any person or entity other than an affiliate of the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, together with any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (ii), or (iii) above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.

Termination Upon Expiration of Agreement.  In the event that the Agreement expires on or after February 1, 2012, you will receive the Accrued Obligations and:

A.                                                              if not already paid to you and without duplication, the non-equity portion of your incentive compensation for the completed calendar year after which such expiration occurs, payable if, as and when such bonuses are awarded in the ordinary course in such subsequent year, subject to payroll deductions; provided, however, that if and to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made in a lump sum on the date that is six months plus one day following the applicable expiration date; and

B.                                                                except to the extent otherwise provided at the time of grant under the terms of any equity award made to you, all stock options, deferred stock, restricted stock and other equity-based awards held by you, if such termination on or after February 1, 2012 not for Cause, will become fully vested and non-forfeitable (provided that any such options will cease being exercisable upon the earlier of (x) three (3) months after the expiration date of the Agreement and (y) the scheduled expiration date of such options), and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that any performance based equity award in respect of which the performance criteria has not been finally determined as having been met (or not met), will either vest and be delivered upon such determination of such criteria being satisfied or lapse in the event such criteria is not met.

Timing of Certain Payments.  Unless otherwise contemplated in the Agreement, all payments payable in connection with termination of your employment under the Agreement shall be made as soon as practicable after the Termination Date but in no event later than 30 days after the Termination Date; provided, however, that if and to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, any such payment shall be made in a lump sum on the date that is six months plus one day following the Termination Date.

Non-Competition.  The period of non-competition set forth in Section 15 of the Agreement shall be eighteen (18) months rather than twelve (12) months.

Equity Award Grant.  The Company shall grant you twenty-five thousand (25,000) restricted stock units under the Scientific Games Corporation 2003 Incentive Compensation Plan, as amended and restated (the “Plan”), and an individual equity agreement (in the form to be provided to you) to be entered into by and between the Company and you (the “Equity Agreement”).  The Equity Agreement shall provide that the equity award shall vest with respect to twenty percent (20%) of the shares of common stock subject to such award on each of the first five anniversaries of the date of grant, subject to any applicable provisions relating to accelerated vesting and forfeiture as described in the Agreement, the Equity Agreement or the Plan.

Please indicate your agreement to the foregoing by countersigning and returning an original signed copy of this letter to me.

Very truly yours,

Scientific Games Corporation

		By:	/s/ A. Lorne Weil
		Name:	A. Lorne Weil
		Title:	Chairman and Chief Executive Officer

Accepted and Agreed to:

By:	/s/ Ira H. Raphaelson
Ira H. Raphaelson